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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

           We consent to the incorporation by reference in the Registration Statements Form S-3 (No.333-121562) and Form S-8 (Nos. 333-12025, 333-68128, 333-83650, 333-106647, 333-117070, 333-117137, 333-128113 and 333-136575) of Impac Mortgage Holdings, Inc. and in the related Prospectuses of our reports dated May 19, 2008, with respect to the consolidated financial statements of Impac Mortgage Holdings, Inc., and the effectiveness of internal control over financial reporting of Impac Mortgage Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

                          /s/  ERNST & YOUNG LLP

Orange County, California
May 20, 2008

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Consent of Independent Registered Public Accounting Firm